EXHIBIT 4.01
CITIGROUP INC.,
as Issuer
and
THE BANK OF NEW YORK MELLON,
as Trustee
Sixth Supplemental Indenture
Dated as of December 1, 2009
Supplement to Indenture of Citigroup Inc.
dated as of July 23, 2004

          SIXTH SUPPLEMENTAL INDENTURE, dated as of December 1, 2009 (this “Sixth Supplemental Indenture”), between CITIGROUP INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture, dated as of July 23, 2004 (the “Base Indenture”), supplemented by a First Supplemental Indenture, dated as of December 3, 2007 (the “First Supplemental Indenture”) and a Fifth Supplemental Indenture, dated as of November 2, 2009 (the “Fifth Supplemental Indenture,” and the Base Indenture, as supplemented by the First Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”).
RECITALS:
          WHEREAS, the Company and the Trustee entered into the Indenture to establish the terms of the 6.320% Notes due January 15, 2015 (initially issued as the “6.320% Junior Subordinated Deferrable Interest Debentures due March 15, 2041”) (the “Debentures”);
          WHEREAS, the Indenture may be amended without the consent of any Holder in accordance with Section 9.1(2) of the Base Indenture;
          WHEREAS, in accordance with Sections 1.2 and 9.3 of the Base Indenture, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Sixth Supplemental Indenture have been complied with; and
          WHEREAS, the Company has requested that the Trustee execute and deliver this Sixth Supplemental Indenture and has satisfied all requirements necessary to make this Sixth Supplemental Indenture a valid instrument in accordance with its terms, and all acts and things necessary have been done and performed to make this Sixth Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Sixth Supplemental Indenture has been duly authorized in all respects:
          NOW, THEREFORE, the Company and the Trustee agree as follows:
ARTICLE I
DEFINITIONS; GENERAL
          Section 1.1 Definition of Terms.
          Unless the context otherwise requires (including for purposes of the Recitals):
          (a) a term defined in the Indenture has the same meaning when used in this Sixth Supplemental Indenture unless otherwise specified herein;
          (b) a term defined anywhere in this Sixth Supplemental Indenture has the same meaning throughout;

          (c) the definition of any term in this Sixth Supplemental Indenture that is also defined in the Indenture, shall for the purposes of this Sixth Supplemental Indenture supersede the definition of such term in the Indenture;
          (d) the definition of a term in this Sixth Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Indenture insofar as the use or effect of such term in the Indenture, as previously defined, is concerned;
          (e) the singular includes the plural and vice versa; and
          (f) headings are for convenience of reference only and do not affect interpretation.
     Section 1.2 General. The terms of this Sixth Supplemental Indenture shall apply to the Debentures issued under the Indenture only and shall not apply to any other series of Securities.
ARTICLE II
AMENDMENTS TO THE INDENTURE
     Section 2.1 Surrender of Company’s Right to Add Optional Early Redemption. The Company hereby surrenders its right to elect to change the terms of the Debentures to specify a date for early redemption of the Debentures at the Company’s option, as provided for in Section 2.5(b) of the First Supplemental Indenture, with the effect that the Company shall no longer have this right with respect to the Debentures.
ARTICLE III
MISCELLANEOUS
     Section 4.1 Effectiveness. This Sixth Supplemental Indenture will become effective upon its execution and delivery.
     Section 4.2 Trustee. The Trustee accepts the trusts created by this Sixth Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Sixth Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
     Section 4.3 Ratification. The Indenture as supplemented by this Sixth Supplemental Indenture is in all respects ratified and confirmed, and this Sixth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

     Section 4.4 Governing Law.
          This Sixth Supplemental Indenture shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard for the principles in its conflicts of laws.
     Section 4.5 Counterparts.
          This Sixth Supplemental Indenture may be executed in any number of separate counterparts each of which shall be an original for all purposes; but such separate counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the day and year first above written.

CITIGROUP INC.
By	/s/ JOHN C. GERSPACH
	Name:	John C. Gerspach
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee
By	/s/ CHRISTOPHER GREENE
	Name:	Christopher Greene
	Title:	Vice President

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